Exhibit 1.01

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Kate Corcoran Articulate Communications Inc. 212-255-0080, ext. 18 kcorcoran@articulatepr.com

FOR IMMEDIATE RELEASE

CDC Software’s CRM Solution Selected by Largest Canadian Automobile Association Club To
Deliver Superior Customer Service

Pivotal CRM to Be Deployed to More than 1,000 Users at CAASCO

HONG KONG, ATLANTA—February 11, 2008—CDC Software, a wholly-owned subsidiary of CDC Corporation and a provider of industry-specific enterprise software and services, announced today that the Canadian Automobile Association, South Central Ontario (CAASCO), which is the largest of nine clubs in the CAA Federation, has selected CDC Software’s Pivotal CRM to provide exceptional customer service based on their individual needs.

The decision was made after an eight-month investigative process that was undertaken by CAASCO to increase and sustain membership levels, market the association’s products and services to its diverse membership base and meet its vision of delivering first-class quality service and unparalleled member satisfaction.

“CDC Software’s references were impeccable, their culture and people are world-class, and more importantly, their product was unparalleled in terms of meeting our goals,” said Nick Parks, president and CEO, CAASCO. “I knew early on that CDC Software was the type of company we want to partner with to grow our business. It will allow us to take a leadership role in delivering the best possible service to our customers.”

CAASCO serves approximately 1.8 million members in its club territory and offers insurance, travel and emergency roadside services. There are a total of 5.1 million members of the CAA in Canada.

Despite growing membership year over year, CAASCO is always looking for ways to improve its customer service.” We have a wide variety of benefits including a full line of travel and insurance products that we offer to members and non-members,” said Parks. “We wanted a comprehensive and seamless way to inform our members of products and services available to them, as well as be able to improve our already-stellar customer service. Pivotal’s CRM Suites allow us to meet all our requirements and more.”

“We are very pleased that CAASCO, the largest club of its kind in Canada, selected Pivotal CRM for its customer relationship management system,” said Eric Musser, CEO of CDC Software. “Forward thinking service organizations like CAASCO are looking for strategic customer relations management solutions to help them differentiate their services and build customer loyalty in increasingly competitive markets. We believe Pivotal CRM is an ideal solution to help these service organizations around the globe improve the targeting and personalization of their services to further enhance client satisfaction and gain competitive advantages.”

Using CDC Software’s Pivotal CRM solution, CAASCO will be able to provide exceptional customer experiences based on the individual needs of their clients. The Pivotal CRM system will help CAASCO to empower its 1,600 employees to more effectively service and grow its business and improve overall organizational performance. In addition, it will help CAASCO to identify and act on cross-selling and up-selling opportunities with clients in several diverse services.

About Pivotal CRM

Pivotal CRM helps organizations create superior customer experiences and offers rich functionality, a highly flexible application platform, a full customer relationship management application suite, and best-in-class customization abilities, all with a low total cost of ownership. The Pivotal CRM software suite includes a powerful application platform and additional capabilities in analytics, mobile CRM, partner management and marketing automation.

Designed to produce meaningful increases in revenues, margins, and customer loyalty, Pivotal CRM is used by more than 2,000 companies around the world. For more information about Pivotal CRM, please visit www.pivotalcrm.com.

About CDC Software

CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes:  CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Supply Chain (supply chain management, warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), CDC MarketFirst (marketing automation and lead management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the MBT 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation

The CDC family of companies includes CDC Software focused on enterprise software applications and services,  CDC Games focused on online games, and China.com focused on portals for the greater China markets.  For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About CAASCO

CAA South Central Ontario is a not-for-profit auto club offering insurance, travel and emergency road services. There are more than 1.8 million CAA members in Ontario and 5.1 million members in Canada. It is the largest out of the nine clubs that make up the national CAA federation.

CAASCO offers several membership levels designed to match a wide variety of needs ranging from insurance to travel to emergency road service.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the ability of customers to attract new business that would otherwise not be attainable without our applications, the ability to increase customer service and member satisfaction levels with our software, the ability to help our customers take a leadership role in servicing their own customers, the ability of our software to meet customer needs and expectations, our beliefs regarding potential customer needs, the ability of our software to help improve the way our customer’s do business and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances.  There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the process manufacturing industry; the continued support of our existing customers; the continued ability of Ross Enterprise  solutions to address industry-specific requirements of companies in the process manufacturing industry; demand for and market acceptance of new and existing Ross Enterprise  solutions; development of new functionalities which would allow process manufacturers to compete more effectively and changes in the type of information required to compete in the process manufacturing industry. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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